UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 18, 2006

River Rock Entertainment Authority

(Exact name of registrant as specified in its charter)

Not Applicable	333-115186	68-0490898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Highway 128 East	95441
Geyserville, California	(Zip Code)
(Address of principal executive offices)

(707) 857-2777
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4 — Corporate Governance and Management

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On November 18, 2006, our Chief Financial Officer concluded that our previously issued financial statements for each of the three fiscal years in the period ended December 31, 2005 and for the fiscal periods ended March 31, 2006 and 2005, June 30, 2006 and 2005 and September 30, 2005 should no longer be relied upon  because of classification errors in the recording of promotional allowances and gaming revenues and losses.  These errors related to the previous improper classification of complimentary services and non-cash revenues sources as both revenues and offsetting operational expenses which did not follow GAAP, the Industry Audit Guide for Casinos, or casino industry practices. The classification errors resulted in overstated revenues and overstated expenses, as previously reported.

As a result, we will restate our financial statements for the three and nine month periods ended September 30, 2005 in our Form 10-Q for the quarter ended September 30, 2006 to be filed on November 20, 2006. The Authority will subsequently file the restated financial statements for the remaining prior periods as soon as practicable. The restatement has no impact on Income from Operations or Net Income Before or After Distributions to the Tribe.

The impact of this restatement on the three and nine months ended September 30, 2005 is as follows:

	Three-Month Period Ended September 30, 2005			Nine-Month Period Ended September 30, 2005
	As previously reported	Adj	As Restated	As previously reported	Adj	As Restated
REVENUE
Casino	34,788,259	(746,166)	34,042,093	101,356,750	(2,130,006)	99,226,744
Food, beverage & retail	2,108,605	(162,695)	1,945,910	5,512,966	(416,123)	5,096,843
Other	159,069		159,069	508,201		508,201
Gross Revenues	37,055,933	(908,861)	36,147,072	107,377,917	(2,546,129)	104,831,788

Promotional Allowances	(1,476,730)	(670,182)	(2,146,912)	(3,324,914)	(1,037,095)	(4,362,009)

Net Revenues	35,579,203	(1,579,043)	34,000,160	104,053,003	(3,583,224)	100,469,779

OPERATING EXPENSES
Casino	5,603,438	(680,075)	4,923,363	16,196,511	(1,953,020)	14,243,491
Food, beverage & retail	1,748,287	(180,591)	1,567,696	4,812,267	(376,152)	4,436,115
Selling, general and administrative	13,269,422	(718,377)	12,551,045	36,926,891	(1,254,052)	35,672,839

Total Operating Expenses	26,238,398	(1,579,043)	24,659,355	74,779,733	(3,583,224)	71,196,509

Financial Impact from Restatement of Annual and Quarterly financial statements in the Statement of Revenues, Expenses, and Changes in Fund Deficit to be subsequently filed

Financial impact of restated annual financial statements for the three years ended December 31, 2005

Casino revenues will be reduced by $2.8 million, $2.4 million and $1.7 million, and Food, beverage and retail revenues will be reduced by $0.6 million, $0.4 million and $0.1 million for the years ended December 31, 2005, 2004 and 2003, respectively.  Promotional allowances will be increased by $2.5 million, $0.4 million and $0.3 million for the three years ended December 31, 2005, 2004 and 2003 respectively.  Net revenues will be reduced by $6.0 million, $3.2 million and $2.0 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Operating expenses will be reduced by $6.0 million, $3.2 million and $2.0 million for the three years ended December 31, 2005, 2004 and 2003, respectively.  Casino operational expenses will be reduced by $2.6 million, $2.6 million and $1.8 million, respectively.  Food, beverage and retail operating expenses will be reduced by $0.5 million, $0.4 million and $0.3 million, respectively.  Selling, general and administrative expenses will be reduced by $2.9 million, $0.3 million and $0.0 million, respectively.

Financial impact of restated financial statements for the Quarters ended March 31, 2006 and 2005 and June 30, 2006 and 2005 are as follows:

For the Quarters ended March 31, 2006 and 2005. Casino revenues will be reduced by $0.6 million and $0.6 million, respectively.  Food, beverage and retail revenues will be reduced by $0.1 million and $0.1 million, respectively.  Promotional allowances will be increased by $1.6 million and $0.0 million, respectively.  Net revenues will be reduced by $2.4 million and $0.8 million, respectively. Operating expenses will be reduced by $2.4 million and $0.8 million, respectively. Casino operational expenses will be reduced by $0.5 million and $0.6 million, respectively.  Food, beverage and retail operating expenses will be reduced by $0.1 million and $0.1 million, respectively.  Selling, general and administrative expenses will be reduced by $1.7 million and $0.1 million, respectively.

For the Quarters ended June 30, 2006 and 2005. Casino revenues will be reduced by $0.7 million and $0.7 million, respectively.  Food, beverage and retail revenues will be reduced by $0.1 million and $0.1 million, respectively.  Promotional allowances will be increased by $2.0 million and $0.4 million, respectively. Net revenues will be reduced by $2.8 million and $1.2 million, respectively. Operating expenses will be reduced by $2.8 million and $1.2 million, respectively. Casino operational expenses will be reduced by $0.5 million and $0.6 million, respectively. Food, beverage and retail operating expenses will be reduced by $0.1 million and $0.1 million, respectively.  Selling, general and administrative expenses will be reduced by $2.2 million and $0.5 million, respectively.

Our Chief Financial Officer has discussed these matters with our external auditors, Deloitte & Touche LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 20, 2006

River Rock Entertainment Authority

By:	/s/ David B. Wolfe
David B. Wolfe Chief Financial Officer